                                                              Exhibit 1-A(5)(a)




INSURED PERSON              [BENJAMIN FRANKLIN]
                                                        THE AMERICAN FRANKLIN
POLICY OWNER                [BENJAMIN FRANKLIN]         LIFE INSURANCE COMPANY
FACE AMOUNT OF INSURANCE    $[50,000]
DEATH BENEFIT               OPTION [A] (SEE PAGE 6)     VARIABLE LIFE INSURANCE
POLICY NUMBER               [123456789]                 POLICY



We agree to pay the insurance benefits and to provide the other rights and benefits of this policy in accordance with its provisions.

This is a Flexible Premium Variable Life Plan.  You Can

  (1) increase or decrease the face amount of insurance;
  (2) make premium payments at any time and, within limits, in any amount;
  (3) change the death benefit option;
  (4) change the allocations of net premiums and deductions among your investment options; and
  (5) transfer amounts, within limits, among your investment options.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

After certain deductions described in this policy are subtracted from your premiums, the balance remaining is placed in a policy account that is maintained for you. You may allocate amounts in your Policy Account either to our VUL separate account ("SA") or to our Guaranteed Interest Division ("GID"). The value of the portion of your Policy Account that is in an investment division of our SA will vary up or down depending on the unit value of such investment division, which in turn depends on the investment performance of the corresponding portfolio of a designated investment company. There are no minimum guarantees as to the portion of your Policy Account in an investment division of our SA.

The portion of your Policy Account that is in our GID will accumulate, after deductions, at rates of interest we determine. Such rates will not be less that 4-1/2% a year.

The amount of the death benefit, or the duration of insurance coverage, or both, may be variable or fixed as described on Pages 5 and 6.

This is a non-participating policy.

RIGHT TO EXAMINE POLICY: You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning the policy with a written request for cancellation to our Administrative Office by the 10th day after you receive it. If you do this, we will refund the premiums that were paid under this policy.

Signed for the Company at Springfield, Illinois.

Stephen P. Horvat, Jr., Secretary                  Howard C. Humphrey, President


Form T1735                           Page l

Administrative Office

The address of our Administrative Office is shown on Page 3. You should send premium payments and requests to that address unless instructed otherwise.

In this policy

"We ", " our " , and "us" mean The American Franklin Life Insurance Company. "You" and "Your" mean the owner of the policy at the time an owner's right is exercised. References to amounts and values include all adjustments provided by this policy

                                POLICY PROVISIONS




         Policy Information                                        Page 3

         Table of Guaranteed Maximum Insurance Cost Rates          Page 4

         The Insurance Benefits We Pay                             Page 5

         The Premiums You Pay                                      Page 7

         The Value of Your Policy Account                          Page 10

         How a Loan Can be Made                                    Page 13

         Our Annual Report to You                                  Page 16

         Settlement Options                                        Page 19

         Application                                       Follows Page 21



                                  INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Expense Charges, are put into your Policy Account. Amounts in your Policy Account a-re allocated at your direction to one or more investment divisions of our SA and to our GID as described in "Your Investment Options" on Page 9 of this policy.

The investment divisions of our SA are invested in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience regarding any amount allocated to any investment division of our SA.

Our GID earns interest at rates we declare in advance of each policy year. The rates are guaranteed for each policy year. The principal, after deductions and charges, is also guaranteed.

The duration of life insurance coverage depends upon the amount in your Policy Account.

If death benefit Option A is in effect, the death benefit is the Face Amount of Insurance, and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the Face Amount of Insurance plus the amount in your Policy Account. The amount of the death benefit is variable under option B.

Under either option the death benefit will never be less than a percentage of the Policy Account as stated on Page 6.

We make monthly charges against your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value or reduce the Face Amount of Insurance during the first ten policy years, we may subtract a surrender charge from the Policy Account.

This is only a summary of what the policy provides. You should read all of the policy carefully. Its terms govern your rights and our obligations.


Form T1735                           Page 2

POLICY INFORMATION

         INSURED PERSON    [ENJAMIN FRANKLIN]

         POLICY OWNER      [BENJAMIN FRANKLIN

         FACE AMOUNT
         OF INSURANCE      $[50,000]

         DEATH BENEFIT     OPTION [A] (SEE PAGE 6)

         POLICY NUMBER     [1234567891]

         BENEFICIARY       (DEBORAH FRANKLIN, WIFE]

         REGISTER DATE     [JANUARY 4,1993]                       ISSUE AGE [35]

         DATE OF ISSUE     [JANUARY 4,1993]                       SEX [MALE]

                                                                  [NONSMOKER]
         PARTIAL NET CASH
         SURRENDER VALUE
         WITHDRAWAL        MINIMUM WITHDRAWAL IS $[500]

         POLICY LOAN       MINIMUM LOAN IS $[500]

         TRANSFER          MINIMUM TRANSFER AMOUNT IS $[500]

         STATE OF RESIDENCE         [SPECIMEN]


AN INITIAL PREMIUM PAYNENT OF $[500.00] IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE PLANNED PERIODIC PREMIUM PAYMENT OF $[500.00] IS PAYABLE [ANNUALLY].

PREMIUM PAYMENTS ARE FOR THE INSURANCE BENEFITS AND ANY ADDITIONAL BENEFIT RIDERS LISTED BELOW.

FINAL POLICY DATE: THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON TBE INSURED PERSON UNTIL THE FINAL POLICY DATE, WHICH IS THE POLICY ANNIVERSARY NEAREST THE INSURED PERSONS 95TH BIRTHDAY, PROVIDED THE POLICY ACCOUNT IS SUFFICIENT TO COVER THE DEDUCTIONS FOR THE COST TO THAT DATE OF THE BENEFITS OF THIS POLICY AND OF ANY RIDERS TO TIUS POLICY. YOU MAY HAVE TO PAY MORE THAN THE PREMIUMS SI40WN ABOVE TO KEEP THIS POLICY AND COVERAGE IN FORCE TO THAT DATE, AND TO KEEP ANY ADDITIONAL BENEFIT RIDERS IN FORCE.


Form T1735                           Page 3

             POLICY INFORMATION CONTINUED--POLICY NUMBER 123456789

                            TABLE OF EXPENSE CHARGES

CHARGES FOR APPLICABLE TAXES (OTHER THAN TAXES DISCUSSED ON PAGE 17):

[2.000%] OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW OR TO CHANGES IN THE STATE OF RESIDENCE OF THE POLICY OWNER.


FIRST YEAR MONTHLY ADMINISTRATIVE CHARGE:

$[30] DEDUCTED MONTHLY FOR THE FIRST 12 MONTHS FROM THE POLICY
ACCOUNT. THIS CHARGE IS DEDUCTED ONLY IN THE FIRST POLICY YEAR.


RENEWAL YEAR MONTHLY ADMINISTRATIVE CHARGE-

$[6] DEDUCTED MONTHLY FROM THE POLICY ACCOUNT BEGINNING IN THE SECOND POLICY YEAR. WE RESERVE THE RIGHT TO CHANGE TIES CHARGE BUT IT WILL NEVER BE MORE THAN $12 A MONTH. CHARGES WILL BE AS DESCRIBED IN"CHANGES IN POLICY COST FACTORS' ON PAGE 17.


SALES CHARGE:

[5%] OF THE FIRST $[455] IN PREMIUM PAYMENTS RECEIVED IN EACH POLICY YEAR. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. THIS PERCENTAGE IS FIXED FOR THE LIFETIME OF THE POLICY.


FOR PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE:

$[25], OR 2% OF THE AMOUNT WITHDRAWN IF LESS, DEDUCTED FROM THE POLICY ACCOUNT WHENEVER THERE IS A PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL.

FOR AN INCREASE YOU ASK FOR IN THE FACE AMOUNT OF INSURANCE:

$[1.50] FOR EACH $1,000 OF INCREASE (BUT NOT MORE THAN $300) IS DEDUCTED FROM THE POLICY ACCOUNT.

FOR TRANSFERS:

AFTER THE FIRST FOUR TRANSFERS OF AMOUNTS IN A POLICY YEAR AMONG YOUR INVESTMENT OPTIONS, WE MAY CHARGE UP TO $[25] FOR EACH ADDITIONAL TRANSFER IN THAT POLICY YEAR.


Form T1735                       Page 3-CONTINUED

                 POLICY INFORMATION CONTINUED--POLICY NUMBER 123456789

                         -----TABLE OF EXPENSE CHARGES-----


                                SURRENDER CHARGES
                                      TABLE



         POLICY                          POLICY
          YEAR           CHARGE           YEAR            CHARGE
         ------         -------          ------          -------
           1            $227.50             6            $227.50
           2             227.50             7             182.00
           3             227.50             8             136.50
           4             227.50             9              91.00
           5             227.50            10              45.50



A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT IF THE POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE IN THE FIRST TEN POLICY YEARS. THE SURRENDER CHARGE AT ANY TIME IN A POLICY YEAR IS EQUAL TO THE LESSER OF (1) THE CHARGE SHOWN IN THE TABLE ABOVE FOR THAT YEAR; OR (2) AN AMOUNT EQUAL TO (A) IS
(B), WHERE (A) IS [25%] OF THE FIRST $[455] IN PREMIUM PAYMENTS RECEIVED DURING THE FIRST POLICY YEAR, PLUS [9%] OF ALL OTHER PREMIUM PAYMENTS RECEIVED TO SUCH TIME; AND (B) IS THE AMOUNT OF ANY PRO RATA SURRENDER CHARGE PREVIOUSLY MADE UNDER THIS POLICY.

IF THE FACE AMOUNT OF INSURANCE IS REDUCED AT ANY TIME IN THE FIRST TEN POLICY YEARS, A PRO RATA SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME MAY BE DEDUCTED FROM THE POLICY ACCOUNT. SEE PAGE 12 FOR A DESCRIPTION OF THE PRO PATA SURRENDER CHARGE.

THERE ARE NO SURRENDER CHARGES AFTER THE TENTH POLICY YEAR.


***ADMINISTRATIVE OFFICE:  THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY***
                                     200 EAST WILSON BRIDGE ROAD
                                       WORTHINGTON, OH 43085


Form T1735                       Page 3-CONTINUED

             POLICY INFORMATION CONTINUED--POLICY NUMBER 123456789

                TABLE OF GUARANTEED MAXIMUM INSURANCE COST RATES
                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                       OF NET AMOUNT AT RISK (SEE PAGE 9)



    --------------    --------------    -------------    -------------
       INSURED                             INSURED
       PERSON'S          MONTHLY           PERSON'S         MONTHLY
     ATTAINED AGE         RATE           ATTAINED AGE        RATE
    --------------    --------------    --------------   -------------
          35            $000.17583            70          $003.35333
          36             000.18667            71           003.68167
          37             000.20000            72           004.06000
          38             000.21500            73           004.49583
          39             000.23250            74           004.98333

          43             000.25167            75           005.51333
          41             000.27417            76           006.07667
          42             000.29750            77           006.66583
          43             000.32333            78           007.27583
          44             000.35000            79           037.91417

          45             000.38000            80           008.63500
          46             000.41083            81           009.43083
          47             000.44417            82           010.33917
          48             000.48000            83           011.37333
          49             000.51917            84           012.51417

          50             000.56083            85           013.73750
          51             000.61000            86           015.02167
          52             000.66583            87           016.35667
          53             000.72833            88           017.73833
          54             000.80000            89           019.17167

          55             000.87667            90           020.67750
          56             000.96000            91           022.28750
          57             001.04657            92           024.06333
          58             001.14000            93           026.12000
          59             001.23917            94           028.81333

          60             001.35003
          61             001.47333
          62             001.61333
          63             001.77250
          64             001.94917
          65             002.14333
          66             002.35083
          67             002.57250
          68             002.80917
          69             003.06500



Form T1735                           Page 4

                         WHO BENEFITS FROM THIS POLICY?

Owner. The Owner of this policy is the Insured Person unless stated otherwise in the application, or later changed.

If the Insured Person is living on the Final Policy Date defined in the Policy Information section, we will pay you the amount in the Policy Account on that date minus any outstanding loan and loan interest. This policy will then end.

As the Owner, you are entitled to exercise all the rights of this policy while the Insured Person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The Beneficiary to receive the death benefit will be as stated on page 3 unless later changed. The relationship of the Beneficiary is to the Insured Person unless otherwise stated.

When any benefit becomes due by reason of the Insured Person's death, the benefit will be paid equally to the Beneficiaries then living in the following order (unless otherwise provided):

    (1) the primary Beneficiaries;

    (2) the first contingent Beneficiaries, if any, provided none of the primary Beneficiaries are living;

    (3) the second contingent Beneficiaries, if any, provided none of the primary and first contingent Beneficiaries are living.

If no Beneficiary is living when the Insured Person dies, the death benefit will be paid to the Owner, or to the executors or administrators of the Owner.

Changing the Owner or Beneficiary. While the Insured Person in living, you may change the Owner or Beneficiary by written notice in a form satisfactory to us. (You can get such form from our agent or by writing to us.) The change will take effect on the date you sign the notice. But, it will not apply to any payment we make or other action we take before we receive the notice. If you change the Beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new Beneficiary in accordance with "Settlement Options" on Page 19.

Assignment. You can assign this policy, but we will not be bound by an assignment unless we have received it in writing. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.


                          THE INSURANCE BENEFITS WE PAY

We will pay the insurance benefit of this policy to the Beneficiary when we receive at our Administrative Office (1) proof that the Insured Person died before the Final Policy Date; and (2) all other requirements deemed necessary before such payment may be made. The insurance benefit includes the following amounts, which we will determine as of the date of the Insured Person's death:

    (1) The death benefit described on Page 6;

    (2) plus any other benefits then due from riders to this policy;

    (3) minus any unpaid loan (and loan interest) on the policy;

    (4) minus any overdue charges if the Insured Person dies during the grace period described on page 8.


Form T1735                           Page 5

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate we determine, but not less than the greater of (a) the rate we are paying on the date of payment under Settlement Option 3 on Page 19, or (b) the rate required by any applicable law

Payment of these benefits may also be affected by other provisions of this policy. See Page 17, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Special exclusions or limitations (if any) are listed in the Policy Information section.

Death benefit. The death benefit will be determined at any time under either Option A or Option B below, whichever you have chosen and is in effect at such time.

Under Option A, the death benefit is the greater of the Face Amount of Insurance, or a percentage (see below) of the amount in your Policy Account. Under this option, the amount of the death benefit is fixed, except when it is determined by such percentage.

Under Option B, the death benefit is the greater of the Face Amount of Insurance plus the amount in your Policy Account, or a percentage (see below) of the amount in your. Policy Account. Under this option the amount of the death benefit is variable.

Under either option, the duration of insurance coverage depends upon the amount in your Policy Account.

The percentage referred to above is the applicable percentage from the following table for the Insured Person's age (as of his or her nearest birthday) at the beginning of the policy year of determination,


                         TABLE OF APPLICABLE PERCENTAGES
          FOR AGES NOT SHOWN, THE APPLICABLE PERCENTAGE SHALL DECREASE
                     BY A RATABLE PORTION FOR EACH FULL YEAR



     -------------------- ------------------- -------------------- -------------------
            INSURED                                  INSURED
         PERSON'S AGE          PERCENTAGE         PERSON'S AGE          PERCENTAGE
     -------------------- ------------------- -------------------- -------------------
     -------------------- ------------------- -------------------- -------------------
         40 and under            250%                 65                  120%
     ------------------- ------------------- -------------------- -------------------
     -------------------- ------------------- -------------------- -------------------
             45                  215                  70                  115
     ------------------- ------------------- -------------------- -------------------
     -------------------- ------------------- -------------------- -------------------
             50                  185              75 thru 90              105
     -------------------- ------------------- -------------------- -------------------
     -------------------- ------------------- -------------------- -------------------
             55                  150                  95                  100
     -------------------- ------------------- -------------------- -------------------
     -------------------- ------------------- -------------------- -------------------
             60                  130
     -------------------- ------------------- -------------------- -------------------



                    CHANGING THE FACE AMOUNT OF INSURANCE OR
                            THE DEATH BENEFIT OPTION

During the first policy year the death benefit option and the Face Amount of Insurance will be as you chose on the application for this policy. The death benefit option and the Face Amount of Insurance are shown on Page 3. At any time after the first policy year while this policy is in force, you may change the death benefit option or the Face Amount of Insurance by written request to us at our Administrative Office, subject to our approval and the following:


Form T1735                           Page 6

                      CHANGING THE FACE AMOUNT OF INSURANCE
                     OR THE DEATH BENEFIT OPTION (CONTINUED)

(1) You may ask us to increase the Face Amount of Insurance if you provide evidence satisfactory to us of the insurability of the Insured Person. If the Face Amount of Insurance is increased, then the cost of insurance rate for the amount of the increase will be based on the rating class of the Insured Person on the date of the increase, and the Insured Person's sex and attained age. Any increase you ask for must be at least $10,000. There is a charge for such increase that is shown in the table of Expense Charges in the Policy Information section. We will subtract the charge from your Policy Account as of the date the increase takes effect. Such charge will be made in accordance with the "Allocations" provision on Page 9.

(2) You may ask us to reduce the Face Amount of Insurance, but not to less than the minimum amount for which we would then issue this policy under our rules. If you do this in the first ten policy years, we may subtract from your Policy Account a pro rate share of the applicable surrender charge (see Page 12). Reductions will first be applied against the most recent increase in the Face Amount of Insurance. They will then be applied to prior increases in the Face Amount of Insurance in the reverse order in which such increases took place, and then to the original Face Amount of Insurance.

(3) You can change your death benefit option. If you ask us to change from Option A to Option B, we will decrease the Face Amount of Insurance by the amount in your Policy Account on the date the change takes effect. However, we reserve the right to decline such change if it would reduce the Face Amount of Insurance below the minimum amount for which we would then issue this policy under our rules. If you ask us to change from Option B to Option A, we will increase the Face Amount of Insurance by the amount in your Policy Account on the effective date of the change. Such decreases and increases in the Face Amount of Insurance are made so that the death benefit remains the same on the date the change takes effect. We de not require evidence of insurability, nor do we subtract surrender charges or the charge for increases in the Face Amount of Insurance, for such changes.

(4) Any change will take effect at the beginning of the policy month that coincides with or next follows the date we approve the request.

(5) We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see Page 17).

(6) You may ask for a change by completing an application for change, which you can get from our agent or by writing to us. A copy of your application for change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return the policy to our Administrative Office to make a policy change.


THE PREMIUMS YOU PAY

The initial premium payment shown in the Policy Information section is due on or before delivery of the policy. No insurance will take effect before the initial premium payment is paid. Other premiums may be paid at any time at our Administrative Office while the policy is in force and before the Final Policy Date. Premiums may be in any amount subject to the limits described below.


Form T1735                           Page 7

We will send premium reminder notices to you for the planned periodic premium shown in the Policy Information section, unless you ask us not to in the application for this policy or later by written notice to our Administrative Office. You may skip planned premium payments or change their frequency and amount.

Limits.  Each premium payment after the initial one must be at least $100.
We may increase this minimum limit 90 days after we send you written notice of such increase.

We reserve the right not to accept premium payments (in a policy year) that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see Page 17).

Grace Period. The duration of insurance coverage depends upon the Net Cash Surrender Value being sufficient to cover the monthly charges described below. If the Net Cash Surrender Value at the beginning of any policy month is less than such charges for that month, we will send a written notice to you and to any assignee on our records at last known addresses, stating that a grace period of 61 days has begun, starting with the beginning of that policy month. The notice will also state the amount of the premium payment sufficient to cover monthly charges for three months. If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw the amount in your Policy Account, including any applicable surrender charge; and (2) send a written notice to you and to any assignee on our records at last known addresses, stating that this policy has ended without value.

If the Insured Person dies during the grace period, we will pay the insurance benefits as described on Page 5.

Reinstatement. If this policy has ended without value, you may reinstate it while the Insured Person is alive if you:

    (1) Ask for reinstatement within 3 years after the end of the grace period;and

    (2) Provide evidence of insurability satisfactory to us; and

    (3) Make a premium payment of an amount sufficient to keep the policy in force for at least 3 months after the date of reinstatement.

The effective date of the reinstated policy will be the beginning of the policy month which coincides with or next follows the date we approve your reinstatement application.


                      YOUR POLICY ACCOUNT AND HOW IT WORKS

Premium Payments. When we receive your premium payments, we subtract the deductions shown in the table in the Policy Information section. We put the balance (the net premium) in your Policy Account as of the date we receive the premium payment at our Administrative Office, and before any charges against your Policy Account due on that date are made. However, we will put the first net premium payment in your Policy Account as of the Register Date if later than the date of receipt.


Form T1735                           Page 8

Monthly Charges. At the beginning of each policy month we subtract from your Policy Account an amount sufficient to cover monthly administrative charges and to provide insurance coverage, subject to the grace period provision, above. The charge for any policy month is the sum of the following amounts determined as of the beginning of that month.

    (1) The monthly administrative charges shown in the Table of Expense Charges in the Policy Information section.

    (2) The monthly cost of any benefits provided by riders to this policy, as determined in accordance with such riders.

    (3) The monthly cost of insurance for the Insured Person that we determined as described below.

The monthly cost of insurance is the sum of (a) our current monthly cost of insurance rate times the "net amount at risk" (current death benefit minus the amount in your Policy Account) at the beginning of the policy month divided by $1,000, plus (b) any extra charge per $1,000 of Face Amount of Insurance shown in the Policy Information section, times the Face Amount of Insurance at the beginning of the policy month divided by $1,000. For this purpose the amount in your Policy Account is determined before the monthly cost of insurance charge, but after all other charges due on that date have been made. The cost of insurance rate is based on the sex, attained age, and rating class of the Insured Person. ("Attained age" means age on the birthday nearest to the beginning of the then current policy year.)

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in "Changes in Policy Cost Factors" on Page 17. These rates will never be more than those shown in the Table of Guaranteed Maximum Insurance Cost Rates on Page 4, plus any extra charge stated in the Policy Information section.

Other Charges. We also subtract the following other charges from your Policy Account as they occur:

    (1) We subtract a charge if you make a partial withdrawal of the Net Cash Surrender Value (see Page 13).

    (2) We subtract a surrender charge if, during the first ten policy years, you give up the policy for its Net Cash Surrender Value, or you reduce the Face Amount of Insurance, or this policy ends without value at the end of a grace period (see Page 12).

    (3) We subtract a charge if you increase the Face Amount of Insurance (see Page 6).

    (4) We subtract a charge for certain transfers (see Page 10) and certain policy illustrations (see Page 18).


                             YOUR INVESTMENT OPTIONS

Allocations. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and charges against it are allocated to the investment divisions of our SA and to the unloaned portion of our GID at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is at the back of this policy.

However, any amounts which are put into your Policy Account prior to the Allocation Date, which is the first business day (as defined on Page 11) fifteen days after the Date of Issue, will initially be allocated to the Money Market Division of our SA.


Form T1735                           Page 9

On the Allocation Date, any such amounts in your Policy Account will be allocated to the investment division of our SA and our GID based upon the premium allocation percentages specified in your application for this policy.

Unless you change them, such percentages shall also apply to subsequent premiums and in general, to subsequent deduction allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and the deduction allocation percentages must each equal 100.

You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

If we cannot make a monthly charge on the basis of the deduction allocation percentages then in effect, we will make that charge based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

Transfers. At your written request, we will transfer amounts you have in any investment division of our SA to one or more other divisions of our SA or to our GID. Any such transfer will take effect on the date we receive your written request at our Administrative Office.

Once each policy year you may ask us to transfer an amount you specify from your unloaned value in our GID to one or more investment divisions of our SA. However, we will make such transfer only if (1) we receive your request for it on a policy anniversary or within 30 days after such policy anniversary; and (2) the amount you request is not more than the greater of 25% of your unloaned value in our GID as of the date the transfer takes effect or the minimum amount shown on Page 3. In no event will we transfer more than your unloaned value in our GID.

The minimum amount that we will transfer from your value in an investment division of our SA on any date is the lesser of the minimum transfer amount shown on Page 3 or your value in that investment division on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GID on any policy anniversary is the lesser of the minimum transfer amount shown on Page 3 or your unloaned value in our GID on that date, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least the minimum transfer amount shown on Page 3.

Four transfers may be made in a policy year without charge. We may make an expense charge for additional transfers in a policy year (see Page 3). If we make such charge, it will be subtracted equally among the divisions from which the transfers were made.


                        THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GID and in the investment divisions of our SA under this policy.

Your Value in our Guaranteed Interest Division (GID). The amount you have in our GID at any time is equal to the amounts allocated and transferred to it under this policy, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it under this policy.


Form T1735                           Page 10

We will credit the amount in our GID with interest at effective annual rates we determine. We will determine such interest rates annually in advance for unloaned and loaned amounts in our GID. The rates may be different for unloaned and loaned amounts. The interest rates we determine each year will apply to the policy year that follows the date of determination. Any change in the interest rates we determine will be as described in "Changes in Policy Cost Factors" on Page 17. Such effective annual interest rates will not be less than 4-1/2%.

At the end of each policy month we will credit interest on amounts in our GID as follows:

    (1) On amounts that remain in our GID for the entire policy month, from the beginning to the end of the month.

    (2) On amounts allocated to our GID during a policy month that are net premium payments or loan repayments, from the date we receive them to the end of the policy month. However, we will credit interest on the amount derived from the initial premium payment from the Allocation Date.

    (3) On amounts transferred to our GID during a policy month, from the date of the transfer to the end of the policy month.

    (4) On amounts charged against or withdrawn from our GID during a policy month, from the beginning of the policy month to the date of the charge or withdrawal.

On each policy anniversary or at the time of a full loan repayment, interest credited to the loaned portion of our GID will be allocated to the unloaned portion of our GID.

YOUR VALUE IN THE INVESTMENT DIVISIONS OF OUR SEPARATE ACCOUNT (SA). The amount you have in an investment division of our SA under this policy at any time is equal to the number of units this policy then has in that division multiplied by the division's unit value at that time.

Amounts allocated, transferred or added to an investment division of our SA are used to purchase units of that division; units are redeemed when amounts are subtracted, transferred or withdrawn. These transactions are called "policy transactions."

The number of units a policy has in an investment division at any time is equal to the number of units purchased minus the number of units redeemed in that division up to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the division's unit value on the date of the policy transaction. Policy transactions may be made on any business day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment divisions of our SA at the end of each business day. Generally, a business day is any day we are open and the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business calendar days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of a Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment division of our SA on any business day is equal to the unit value for that division on the immediately preceding business clay, multiplied by the net investment factor for that division on that business day.


Form T1735                           Page 11

The net investment factor for an investment division of our SA on any business day is (a) divided by (b), minus (c), where:

    (a) is the net asset value of the shares in designated investment companies that belong to the investment division at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

    (b) is the value of the assets in that investment division at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

    (c) is a charge not exceeding .00002063 for each day in that "business day", as defined above, corresponding to a charge not exceeding .75% per year for mortality and expense risks, plus any charge for that day for taxes or amounts set aside as a reserve for taxes.

The net asset value of an investment company's shares held in each investment division shall be the value reported to us by that investment company.


                     THE CASH SURRENDER VALUE OF THIS POLICY

Cash Surrender Value. The Cash Surrender Value on any date is equal to the amount in the Policy Account on that date, minus any applicable surrender charges.

Net Cash Surrender Value. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any loan and loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the Insured Person is living. You may do this by sending a written request for it and this policy to our Administrative Office. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. All insurance coverage under this policy ends on such date.

Surrender Charges. During the first ten policy years, if you give up this policy for its Net Cash Surrender Value or it ends without value at the end of a grace period, we will subtract a surrender charge from the Policy Account. A description of surrender charges is in the Policy Information section.

If the Face Amount of Insurance is reduced during any of the first ten policy years because you ask us to reduce it, we may also subtract from the Policy Account a pro rate surrender charge. Such charge will be made in accordance with the "Allocations" provision on Page 9. The amount of the pro rata surrender charge will be determined by the following formula:


                                   (A/B) x C


where A - Represents the decrease in the Face Amount of Insurance to which a surrender charge will be applied. The amount of the decrease is the difference between the Face Amount of Insurance immediately before the reduction and the new Face Amount of Insurance. However, this amount will be reduced by (1) the sum of all requested and approved prior increases in the Face Amount of Insurance; less (2) the sum of all requested and approved prior reductions in the Face Amount of Insurance (as described in sections I and 2 of "Changing the Face Amount of Insurance or the Death Benefit Option" on Page 6) minus the portion of such prior reductions on which a pro rata surrender charge was previously made.


Form T1735                           Page 12
where B - Is the initial Face Amount of Insurance.
where C - Is the applicable surrender charge immediately before the reduction.

If a pro rata surrender charge is made, the surrender charges shown in the "Table of Expense Charges" on Page 3 are reduced proportionately, and we will send you a new table which reflects such changes.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. After the first policy year you may ask for a partial Net Cash Surrender Value withdrawal, subject to our approval, based on our rules in effect when we receive your request, and to the MINIMUM withdrawal amount shown in the Policy Information section. A partial withdrawal will result in a reduction in the Death Benefit, in the Cash Surrender Value and in your Policy Account equal to the amount requested plus the expense charge shown in the Table of Expense Charges in the Policy Information section. If you have selected death benefit Option A, the Face Amount of insurance will also be reduced, but no surrender charge will be subtracted in connection with any such reduction.

Your request for a partial Net Cash Surrender Value withdrawal must be in writing to our Administrative Office. You may tell us how much of each partial withdrawal is to come from your unloaned value in our GID and from your values in each of the investment divisions of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. The expense charge will be allocated equally among the divisions from which the requested amounts were withdrawn. If we cannot make the withdrawal or deduct the expense charge as indicated above, we will make the withdrawal and deduction based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting reduction in the Death Benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive it at our Administrative Office. We will send you a new Policy Information section that reflects the changes. It will become part of this policy. We may require you to return the policy to our Administrative Office to make a change.

We reserve the right to decline a request for a partial Net Cash Surrender Value withdrawal if: (a) the Death Benefit would be reduced below the minimum amount for which we would then issue this policy under our rules; or (b) we determine that the withdrawal would cause this policy to fail to qualify as life insurance under applicable tax laws as i7aterpreted by us (see Page 17).


                             HOW A LOAN CAN BE MADE

Policy Loans.  You can get a loan on this policy while it has a loan value.
This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the minimum loan amount shown in the Policy Information section. Any amount on loan is part of your Policy Account
(see Page 10).

Loan Value. The loan value on any day is 90% of the Cash Surrender Value on that date.

The amount of the loan may not be more than the loan value. Any existing loan and loan interest will be subtracted from the loan value available for a new loan.


Form T1735                           Page 13

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the loan is to be allocated to your unloaned value in our GID and your value in each investment division of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GID. Thus, when a loaned amount is allocated to an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GID.

Loan Interest. Interest on a loan accrues daily, at an adjustable loan interest rate. We will determine the interest rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of: (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination; or (2) 5-1/2%. "Published Monthly Average" means the Monthly Average Corporates yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which the policy is delivered. In no event will the loan interest rate for a policy year be greater than the maximum rate permitted by applicable law. We reserve the right to establish a rate lower than the maximum.

No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph increases by 1/2 of 1% or more. We will reduce the rate to below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned value m our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the interest so allocated and transfer that amount to the loaned portion of our GID.

Loan Repayment. You may repay all or part of a policy loan at any time while the Insured Person is alive and this policy is in force. We will assume that any payment you make to us while you have a loan is a loan repayment, unless you tell us in writing that it is an additional premium payment.


Form T1735                           Page 14

Repayment will first be allocated to our GID until you have repaid any loaned amounts that were allocated to our GID. You may tell us how to allocate repayment to above that amount among our GID and the investment divisions of our SA. If You do not tell us, we will make the allocation on the basis of the premium allocation Percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless the Net Cash Surrender Value is less than the monthly charges due on a monthly policy anniversary. In that case, the grace period provision will apply (see Page 8).

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.


                            OUR SEPARATE ACCOUNT (SA)

The Separate Account (SA) is our Separate Account (VUL-2). We established it and we maintain it under the laws of Illinois. Realized and unrealized gains and losses and investment income from the assets of our SA are credited or charged against it without regard to our other income, gains or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment division in excess of the reserves and other liabilities with respect to that division to another investment division or to our General Account.

INVESTMENT DIVISIONS. Our SA consists of "investment divisions." Each division may invest its assets in a separate class of shares of a designated investment company or companies. The investment divisions of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is at the back of this policy. ,We may from time to time make other investment divisions available to you. We provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment divisions. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment division and put them in another investment division. We also have the right to combine any two or more investment divisions. The term "investment division" in this policy shall then refer to any other investment division in which the assets of a class of policies to which this policy belongs were placed.
We have the right to:

    (1) register or deregister our SA under the Investment Company Act of 1940,

    (2) run our SA under the direction of a committee, and discharge such committee at any time;

    (3) restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to our SA; and


Form T1735                           Page 15

    (4) operate our SA or one or more of the investment divisions by making direct investments or in any other form. If we do so, we may invest the assets of our SA or one or more of the investment divisions in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment division of our SA will not be changed unless approved by the Director of Insurance of Illinois or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance supervisory official of the jurisdiction in which this policy is delivered

If any of these changes result in a material change in the underlying investments of an investment division of our SA, we will notify you of such change, as required by law. If you have value in that investment division, we will transfer it at your written direction from that division (without charge) to another division of our SA or to the unloaned portion of our GID, and you may then change your premium and deduction allocation percentages.


                            OUR ANNUAL REPORT TO YOU

For each policy year we will send you a report for this policy that shows the current death benefit, the value you have in our GID, the number of units, the unit value and the total value you have in each investment division of our SA, the Cash Surrender Value and any outstanding policy loan with the current loan interest rate. It will also show the premiums paid and policy transactions for the year. For the investment divisions of our SA it will show the dollar amount of each transaction, the number of units involved in the transaction and the unit value on the date of the transaction. The report will also show such other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.


                           OTHER IMPORTANT INFORMATION

Your Contract with Us. This policy is issued in consideration of payment of the initial premium payment shown in the Policy Information section.

This policy, and the attached copy of the initial application and all subsequent applications to change the policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable federal and state laws and regulations.

Only our President or Secretary can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them,


Form T1735                           Page 16

POLICY CHANGES--Applicable Tax Law. For you and the Beneficiary to receive the tax treatment accorded to life insurance under federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or successor law. Therefore, to assure this qualification for you we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, or to decline to make partial withdrawals that would cause the policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, we reserve the right to make changes in this policy or its riders (for example in the percentages on Page 6) or to make distributions from the policy to the extent we deem it necessary to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You win be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit, cost of insurance charges, and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

When the Policy is Incontestable. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. We also have the right to contest the validity of any policy change based on material misstatements made in any application for that change. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the Insured Person for two years from the Date of Issue shown in the Policy Information section. We will not contest any policy change that requires evidence of insurability, or any reinstatement of this policy, after the change or reinstatement has been in effect for two years during the Insured Person's lifetime.

No statement shall be used to contest a claim unless contained in an application

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

What if Age or Sex Has Been Misstated? If the Insured Person's age or sex has been misstated on any application, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct age and sex.

How the Suicide Exclusion Affects Benefits. If the Insured Person commits suicide (while sane or insane) within two years after the Date of Issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and loan interest end minus any partial withdrawal of the net cash surrender value. If the Insured Person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase. This will include the expense charge deducted for the increase (see Page 7).

How We Measure Policy Periods and Anniversaries. We measure policy years, policy months and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same clay in each calendar month as the day of the month of the Register Date.


Form TI735                           Page 17

How, When and What We May Defer. We may not be able to obtain the value of the assets of the investment divisions of our SA if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency; or (3) the Securities and Exchange Commission by order permits us to defer payments for the protection of our policy owners. During such times, as to amounts allocated to the investment divisions of our SA, we may defer:

    (1) Determination and payment of Net Cash Surrender Value withdrawals;

    (2) Determination and payment of any death benefit in excess of the Face Amount of Insurance;

    (3) Payment of loans;

    (4) Determination of the unit values of the investment divisions of our SA; and

    (5) Any requested transfer.

As to amounts allocated in our GID, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount for up to six months after we receive a request for it. We will allow interest, at a rate of at least 3% a year, on any Net Cash Surrender Value withdrawal payment derived from our GID that we defer for 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to or more than those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We base minimum cash surrender values and reserves on the "Commissioners 1980 Standard Ordinary Male and Female Mortality Tables." We also use these tables as the basis for determining maximum insurance costs, taking account of sex, attained age and rating class of the Insured Person. We use interest compounded annually at 4-1/2%.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee for this service.

POLICY CHANGES. You may change this policy to another available plan of insurance or add additional benefit riders or make other changes, subject to our rules at the time of change.


Form T1735                           Page 18

                               SETTLEMENT OPTIONS

You can have insurance benefits, Net Cash Surrender Value withdrawals, and the Policy Account payable on the Final Policy Date paid immediately in one sum. Or, You ran choose a settlement option for all or part of them. If you do not arrange for a specific choice before the Insured Person dies, the Beneficiary will have this right when the Insured Person dies. If you do make an arrangement, however, the Beneficiary cannot change it after the Insured Person dies.

Payments under the following settlement options will not be affected by the investment experience of any investment division of our SA after proceeds are applied under such options.

OPTIONAL METHODS OF SETTLEMENT: All or part of the net proceeds of this policy may be paid under one of the options below. We must also agree to the election, if:

    (1) the net proceeds are less than $1,000; or

    (2) the installment or interest payment is less than $20.00; or

    (3) the Beneficiary is one of the following: a corporation; or a partnership; or an association; or a trustee; or an assignee; or an estate.

Before an option becomes effective, this policy must be exchanged for a supplementary contract. Such contract will set forth the terms and conditions of the option elected.

OPTION 1. INCOME PAYMENTS FOR A FIXED PERIOD: Paid out as a definite number of equal payments. The first payment is payable on the date proceeds are settled under the option. The amount of each payment is determined from the Table on the next page. The Table is band on a guaranteed interest rate of 3% per year.

OPTION 2. LIFE INCOME WITH PAYMENTS GUARANTEED FOR A FIXED TERM OF YEARS: Paid out as a definite number of equal payments, and as long thereafter as the Beneficiary lives. The first payment is payable on the date proceeds are settled under the option. The amount of each payment is determined from the Table on the next page. The Table is based on the Beneficiary's sex and age at his or her nearest birthday on the date the first payment is made.
The Table is also based on a guaranteed interest rate of 3% per year.

OPTION 3. PROCEEDS AT INTEREST: We will retain the proceeds while the Beneficiary is alive. For each $1,000 of proceeds so retained we will pay not less than:



         ----------------------------------- -----------------------------------
                  PAYMENT INTERVAL                         AMOUNT
         ----------------------------------- -----------------------------------
         ----------------------------------- -----------------------------------
                      Annually                             $30.00
         ----------------------------------- -----------------------------------
         ----------------------------------- -----------------------------------
                    Semiannually                            14.89
         ----------------------------------- -----------------------------------
         ----------------------------------- -----------------------------------
                      Quarterly                              7.42
         ----------------------------------- -----------------------------------
         ----------------------------------- -----------------------------------
                       Monthly                               2.47
         ----------------------------------- -----------------------------------



These amounts are based on 9L guaranteed interest rate of 3% per year. Interest will begin on the date proceeds are settled under the option.

OPTION 4. INCOME PAYMENTS OF A FIXED AMOUNT. Paid out in equal payments until the proceeds, with interest thereon, are exhausted. Payments may be made annually, semiannually, quarterly or monthly. The first payment in payable on the date proceeds are settled under this option. The sum of the payments each year must equal at least 5% of the original proceeds. Interest is based on a guaranteed rate of 3% per year.


Form T1735                           Page 19

          AMOUNT OF EACH MONTHLY INCOME PAYMENT PER $1,000 OF PROCEEDS


  -----------------------  ------------------------------------------------------------------------------------------------
        OPTION 1                                                     OPTION 2
      FIXED PERIOD                          LIFE INCOME WITH PAYMENTS GUARANTEED FOR A FIXED TERM OF YEARS
                           ------------------------------------------------------------------------------------------------
                                                    MALE BENEFICIARY                          FEMALE BENEFICIARY
                           ------------------------------------------------------------------------------------------------
                                                  FIXED TERM OF YEARS                         FIXED TERM OF YEARS
  ----------  -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  --------
    NUMBER      MONTHLY       AGE         5         10         15          20         5         10         15         20
      OF         INCOME        OF       YEARS      YEARS      YEARS      YEARS      YEARS      YEARS      YEARS      YEARS
    YEARS                    PAYEE
  ----------  -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  --------
       1        $84.87      0 to 26     $3.02      $3.01      $3.01      $3.01      $2.90      $2.90      $2.90      $2.89
       2         42.86        27         3.04       3.04       3.03       3.03       2.92       2.91       2.91       2.91
       3         28.99        28         3.06       3.06       3.05       3.05       2.93       2.93       2.93       2.93
       4         22.06        29         3.08       3.08       3.08       3.07       2.95       2.95       2.95       2.95
       5         17.91        30         3.11       3.11       3.10       3.10       2.97       2.97       2.97       2.97
       6         15.14        31         3.14       3.13       3.13       3.12       2.99       2.99       2.99       2.99
       7         13.16        32         3.16       3.16       3.16       3.15       3.01       3.01       3.01       3.01
       8         11.68        33         3.19       3.19       3.19       3.18       3.04       3.04       3.03       3.03
       9         10.53        34         3.23       3.22       3.21       3.20       3.06       3.06       3.06       3.05
      10          9.61        35         3.26       3.26       3.25       3.23       3.09       3.08       3.08       3.08
      11          8.86        36         3.29       3.29       3.28       3.27       3.11       3.11       3.11       3.10
      12          8.24        37         3.33       3.32       3.31       3.30       3.14       3.14       3.13       3.13
      13          7.71        38         3.37       3.36       3.35       3.33       3.17       3.17       3.16       3.15
      14          7.26        39         3.41       3.40       3.39       3.37       3.20       3.20       3.19       3.18
      15          6.87        40         3.45       3.44       3.43       3.41       3.23       3.23       3.22       3.21
      16          6.53        41         3.49       3.48       3.47       3.44       3.26       3.26       3.25       3.24
      17          6.23        42         3.54       3.53       3.51       3.48       3.30       3.30       3.29       3.28
      18          5.96        43         3.59       3.58       3.56       3.53       3.34       3.33       3.32       3.31
      19          5.73        44         3.64       3.52       3.60       3.57       3.38       3.37       3.36       3.35
      20          5.51        45         3.69       3.68       3.65       3.62       3.42       3.41       3.40       3.39
      21          5.32        46         3.75       3.73       3.70       3.66       3.46       3.45       3.44       3.42
      22          5.15        47         3.81       3.79       3.75       3.71       3.50       3.50       3.48       3.47
      23          4.99        48         3.87       3.85       3.81       3.76       3.55       3.54       3.53       3.51
      24          4.84        49         3.93       3.91       3.87       3.81       3.60       3.59       3.58       3.58
      25          4.71        50         4.00       3.97       3.97       3.87       3.66       3.65       3.63       3.60
      26          4.59        51         4.07       4.04       3.99       3.92       3.71       3.70       3.68       3.65
      27          4.47        52         4.14       4.11       4.06       3.98       3.77       3.76       3.73       3.70
      28          4.37        53         4.22       4.19       4.13       4.04       3.83       3.82       3.79       3.75
      29          4.27        54         4.31       4.26       4.20       4.10       3.90       3.88       3.85       3.81
      30          4.18        55         4.39       4.35       4.27       4.17       3.97       3.95       3.92       3.87
                              56         4.49       4.44       4.35       4.23       4.04       4.02       3.98       3.93
                              57         4.59       4.53       4.43       4.30       4.12       4.10       4.05       3.99
                              58         4.69       4.63       4.52       4.36       4.20       4.18       4.13       4.05
                              59         4.80       4.73       4.61       4.43       4.29       4.26       4.20       4.12
                              60         4.92       4.84       4.70       4.50       4.39       4.35       4.29       4.19
                              61         5.05       4.95       4.79       4.57       4.49       4.44       4.37       4.27
                              62         5.19       5.08       4.89       4.64       4.60       4.55       4.46       4.33
                              63         5.33       5.20       4.99       4.71       4.71       4.65       4.55       4.41
                              64         5.49       5.34       5.09       4.78       4.83       4.76       4.65       4.48
                              65         5.65       5.48       5.20       4.85       4.96       4.88       4.75       4.56
                              66         5.83       5.62       5.30       4.91       5.10       5.01       4.86       4.64
                              67         6.02       5.78       5.41       4.98       5.25       5.14       4.96       4.71
                              68         6.21       5.94       5.52       5.04       5.41       5.28       5.08       4.79
                              69         6.42       6.10       5.63       5.09       5.58       5.54       5.19       4.86
                              70         6.65       6.27       5.73       5.15       5.76       5.59       5.31       4.94
                              71         6.88       6.44       5.83       5.20       5.96       5.76       5.43       5.01
                              72         7.13       6.62       5.94       5.24       6.17       5.93       5.55       5.07
                              73         7.39       6.80       6.03       5.28       6.40       6.11       5.67       5.13
                              74         7.67       6.98       6.13       5.32       6.64       6.30       5.78       5.19
                              75         7.97       7.17       6.22       5.35       6.91       6.50       5.90       5.24
                              76         8.27       7.35       6.30       5.38       7.19       6.70       6.01       5.29
                              77         8.60       7.54       6.38       5.41       7.49       6.91       6.12       5.33
                              78         8.94       7.72       6.45       5.43       7.80       7.12       6.22       5.36
                              79         9.29       7.90       6.51       5.45       8.15       7.33       6.31       5.39
                              80         9.66       8.07       6.57       5.46       8.51       7.54       6.39       5.42
                              81        10.04       8.23       6.62       5.48       8.89       7.74       6.47       5.44
                              82        10.42       8.39       6.66       5.48       9.29       7.94       6.54       5.46
                              83        10.82       8.53       6.70       5.49       9.71       8.13       6.60       5.47
                              84        11.22       8.67       6.74       5.50      10.15       8.31       6.65       5.48
                           85 or over   11.62       8.80       6.77       5.50      10.60       8.48       6.69       5.49


Annual, Semiannual and Quarterly income payments under Options 1 and 2 are 11.839, 5.963 and 2.993, respectively, times the monthly income payments.


Form T1735                           Page 20

PAYMENT OF REMAINING VALUE. At the death of the Beneficiary, the remaining value of the option, if any, will be paid in one sum. This sum will be paid to the executors or administrators of such Beneficiary. We may, however, agree to another method of paying the remaining value. The remaining value is:

    Option 1: the present value of any unpaid payments for the balance of the fixed period.

    Option 2: the present value of any unpaid payments, if any, for the balance of the fixed term of years.

    Option 3: the proceeds, with accrued interest to the date of death.

    Option 4: the balance of the proceeds, with accrued interest to the date of death.

The present value of any unpaid payments in always less than the sum of those payments.

EXCESS INTEREST. Excess interest may be paid or credited on the supplementary contract from time to time. Such excess interest is determined solely by us. It is paid or credited in the manner determined by us. Under Option 2, it will not be paid on the part of the proceeds used to provide payments beyond the fixed term of years. Excess interest on the supplementary contract is in addition to the guaranteed payments under any Settlement Option.


Form T1735                           Page 21

                  THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY

                                    IMPORTANT

Do not surrender your policy or allow it to lapse for any reason without consulting us or one of our representatives. Your policy is a valuable asset. Advice to surrender it or to allow it to lapse should be viewed with suspicion. For your own protection, allow us to answer any arguments which may be presented to induce you to cause its surrender or lapse.

A Brief Description of This Policy

This is a Flexible Premium Variable Life Insurance Policy. Insurance benefits are payable upon death before the Final Policy Date. The Policy Account is payable on the Final Policy Date. This policy provides an adjustable death benefit. Values provided by this policy are based on declared interest rates and on the investment experience of the investment divisions of a separate account which in turn depends on the investment performance of the corresponding portfolios of investment companies or both. Values based on the separate account are not guaranteed as to dollar amount. Investment options are described on Page 9. This is a non-participating policy.